Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2011 Financial Results
Monday, April 25, 2011 4:45 pm EDT

Company Exceeds Revenue Guidance as Gross Margins Rebound in its First Quarter of Fiscal 2011

HAYWARD, Calif., April 25, 2011 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter of fiscal year 2011 ended April 1, 2011.

Revenue for the first quarter was $126.7 million, an increase of 5.3% from the fourth quarter 2010 and an increase of 28.7% from the same period a year ago.  Semiconductor revenue was 80% of total revenue for the first quarter. The US accounted for 71% of the total revenue for the first quarter. Gross margin for the first quarter was 13.9%, compared to 12.3% for the fourth quarter 2010 and 12.6% for the first quarter a year ago.

The company recorded net income of $5.8 million, or $0.25 per share on 23.5 million shares, for the first quarter compared to net income of $3.9 million, or $0.17 per share on 23.0 million shares, for the fourth quarter 2010 and net income of $3.9 million, or $0.17 per share on 22.9 million shares, for the first quarter of 2010.  The company’s tax rate for the first quarter 2011 was 26%.

Cash at the end of the first quarter 2011 was $35.3 million, an increase of $0.6 million from the prior quarter.  Net inventory was $65.2 million at the end of the first quarter 2011, an increase of $5.9 million from the prior quarter.  Accounts receivable and accounts payable increased $3.4 million and $2.8 million, respectively.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “We are very pleased with our operating results for the first quarter of 2011 as we exceeded our guidance for both revenue and earnings per share.  UCT again set an all-time record for revenue, and our gross margins were higher than the previous quarter by 1.6 basis points as we focused on improving key elements of our operations during the quarter.  Moving ahead to the second quarter of 2011 we anticipate a continued increase in overall demand as well as continued progress in penetrating the HB-LED market.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the second quarter 2011 is $128 million to $133 million, with earnings per share in the range of $0.26 to $0.29. We are forecasting a tax rate of 26%.”

Ultra Clean will conduct a conference call today, Monday, April 25, 2011, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replay is 59575645 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter 2011 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended
	April 1, 2011	April 2, 2010

Sales	$126,719	$98,467

Cost of goods sold	109,167	86,091

Gross profit	17,552	12,376

Operating expenses:
Research and development	1,605	1,057
Sales and marketing	2,057	1,633
General and administrative	5,703	5,063
Total operating expenses	9,365	7,753

Income from operations	8,187	4,623

Interest and other income (expense), net	(368)	(155)

Income before income taxes	7,819	4,468

Income tax provision	1,999	618

Net income	$5,820	$3,850

Net income per share:
Basic	$0.26	$0.18
Diluted	$0.25	$0.17

Shares used in computing net income per share:
Basic	22,468	21,501
Diluted	23,516	22,918

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	April 1,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$35,283	$34,654
Accounts receivable	58,002	54,589
Inventory	65,152	59,288
Other current assets	7,138	5,935
Total current assets	165,575	154,466

Equipment and leasehold improvements, net	9,487	8,971
Purchased intangibles, net	8,987	8,987
Other non-current assets	592	571
Total assets	$184,641	$172,995

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$3,762	$4,110
Accounts payable	48,740	45,957
Other current liabilities	9,992	7,654
Total current liabilities	62,494	57,721

Bank debt and other long-term liabilities	26,560	27,765
Total liabilities	89,054	85,486

Stockholders' equity:
Common stock	101,717	99,459
Accumulated deficit	(6,130)	(11,950)
Total stockholders' equity	95,587	87,509
Total liabilities and stockholders' equity	$184,641	$172,995